Filed Pursuant to Rule 433
Registration No. 333-144832
Registration No. 333-144832-01

Free Writing Prospectus
Dated September 19, 2007

*NEW ISSUE* $858.841mm Hyundai Auto Receivables Trust 2007-A
LEADS/BOOKS: Barclays Capital / JPMorgan    Co's: DB, SG

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Cls  $Amt-mm    S&P/M/F     WAL    Spread    Yield     COUPON
Dollar
A-1  201.000  A-1+/P-1/F1+  0.29   IntL+8     5.2905   5.2905      100
A2A  120.000   AAA/Aaa/AAA  0.89   EDSF+40    5.165    5.11
99.99997
A2B   79.000   AAA/Aaa/AAA  0.89   1mL+35              L+35        100
A3A  210.000   AAA/Aaa/AAA  1.95   EDSF+50    5.096    5.04
99.99518
A3B   71.000   AAA/Aaa/AAA  1.95   1mL+40              L+40        100
A4   177.841   AAA/Aaa/AAA  3.45   IntS+60    5.276    5.21
99.97214

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Expected Settle: Friday, September 28 2007 Distribution Date: the 15th of each month ERISA Eligible

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free
1-888-227-2275, requesting to be connected to Ext. 2663.

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This has been prepared solely for informational purposes. It is not an offer, recommendation of solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated
will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.
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For important statutory and regulatory disclosures and more information about Barclays Capital, please visit our web site at http://www.barcap.com.